Exclusive Management Operating Contract
This Agreement is effective as of Jan 02nd 2018

BY AND BETWEEN **SmartCard Marketing Systems Inc.**, a Corporation duly constituted pursuant to the Delaware Business Corporations Act and publicly listed on the OTC Stock Exchange **(SMKG:OTC)** having its head office at, 20c Trolley Square Wilmington, DE, USA 19806;

(Hereinafter referred to as "**SMKG**" or "the Corporation")

AND: **Mr. Michele Tasillo,** a person living in Montreal Quebec pursuant to the laws of Canda, having his registered domicile at, 6244 29th Ave, Montreal, Qc H1T 3H2

(Hereinafter referred to as "**MT**")

WHEREAS the Corporations' parent Corporation refers to VelocityMWallet Technology LLC (VMW);

WHEREAS the Corporation, MT and MT's Designated Nominees wish to enter into an agreement which shall govern the terms and condition of Mr. Michele Tasillo implication in the operations and development of the Corporation which are essential to the success of the business;

WHEREAS the Parties hereto wish to enter into a non- exclusive management agreement (the "Agreement") pursuant to the terms and conditions hereinafter set forth; The Title position of Manager of Finance & Executive Senior of Business Affairs.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1- Description of Business

The Corporation and its subsidiaries are actively involved in the business of providing Payment and Incentive solutions developed for Web-commerce including Smartphone & Tablets interaction with compatibility. Additionally the Corporation develops and operates proprietary intellectual transaction management services;

2- Term

This Agreement shall be effective upon the date set forth in the first paragraph of this Agreement and continue for a total of four (4) years (the "Term" or "Initial Term").

The term of this agreement may be renewed at the option of MT for an additional period of four (4) years upon giving the Corporation a minimum ninety (90) maximum thirty (30) days written notice prior to the expiry of this agreement.

3- Scope of mandate.

MT assists and works with the founders and strategic visionaries of the Corporation. The Corporation recognizes his value and wishes to retain their expertise and to mandate MT on a non- exclusive basis to work with the Corporation's strategic team and assist with the go to market plan for the next four (4) years of his mandate. MT will make available his time, reosources and efforts in fulfilling its obligations and to render the services described herein under this Agreement.

4- Positions

MT shall begin to act as and shall be Manager of Finance (MF) for the duration of this Agreement.

MT shall also be appointed and or nominated as Executive Senior of Business Affairs to the board of directors.

MT shall act in the Corporation's best interests on a best efforts basis at all times and ensure that the following tasks are duly executed: Work with Management to deliver the Yearly annual Audits, Quarterly Interim IFRS reporting Financials and Equivalent MD&A`s in addition to the equivalent forms required by the SEC/ OTC markets or securities exchange including any other tasks required to be fulfilled from time to time. At the current time SMKG is a non-reporting issuers on the OTC Markets.

5- Choice of Team

In order to secure and achieve success MT will work with the designated and mandated team of the Corporation's vision during the Term (designee) by SMKG.

MT will offer his expertise in order to set the compensation and remuneration guidelines for the aforementioned positions. Each appointed position will be for a maximum 2 year term plus an optional one (1) year.

6- Technology, Intellectual and Innovation Rights

MT agrees that they will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assigns, transfers and conveys to the Corporation, or its designee, all claims to R&D rights to the work as well as worldwide right, title, and interest in and to any and all innovations, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, which the MT may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of their mandate pursuant to this Agreement or which result, to any extent, from use of the Corporation's premises or property (collectively, the "Inventions"), including any and all moral rights and intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, "Intellectual Property Rights"). MT further acknowledge and agree that all original works of authorship which are made by the MT (solely or jointly with others) in the performance of the mandate pursuant hereto and which are protectable by copyright are "works made for hire," as that term is defined in the Canadian Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, the MT hereby assign, transfer and convey to the Corporation all of their worldwide right, title and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto.
MT brings expertise and experience to the Corporation and shares its ideas, concepts and innovation which become the Corporations intellectual rights or assets which are developed by the Corporation's primary holding and subsidiaries.

7- Options as Remuneration

MT is entitled to 5% of all issuable and available options pursuant to a plan or outside of a plan for the Term of this Agreement or any extension term thereof. The options granted shall at all times meet regulatory and OCT guidelines.

8- Stock Compensation Plan

MT shall be entitled to 3% of the stock compensation program available to the Corporation by the OTC markets or equivalent exchange (should the Corporation trade on another exchange) under the exchange rules.

9- Management Fee

At the discretion of MT, MT shall be paid an annual management fee in the amount of Seventy Thousand dollars ($80,325 USD) payable monthly or quarterly at the option MT. At MT's discretion, the management fee shall be payable MT in the proportion directed by MT. During the Term, the fee shall be subject to an annual increase of 3.5%.

10- Bonus Compensation Table

MT are entitled to an additional compensation based on the following conditions:

In the event the Corporation successfully graduates to a higher tier qualified stock exchange such as the Small Cap Nasdaq, CNSX, TSX, Hong Kong or any US stock exchange, the fee provided in Section 9 shall be increased by Sixty Five Thousand dollars ($9,000.00) USD per annum for the 1st year and thirty five thousand ($5,000) USD the consecutive years there after.

11- Fee or Commission on Capital Raise or financings

MT shall be entitled to the following fee or commissions earned for raising capital or financing for the Corporation or its subsidiaries. The schedule is as follows:

1) 1% of the total amount of the capital raised paid in Cash; or
2) At the option of MT, in replacement of cash, 2.7% payable in common shares at a price equivalent to the price of the issuance dollar value; or

12- Commission Compensation for Acquisitions

MT shall be entitled to the following fees or commissions for identifying and successfully completing acquisitions of target companies by the Corporation or its subsidiaries. The schedule is as follows and calculated on the total value of the transaction:

1) 2.5% commission payable as follows: 1% paid in Cash and 1.5% paid in common shares at the common price issuance of the transaction;

13- Compensation for being Acquired or Merger

MT shall be entitled to the following fees or commissions for identifying an interested party and successfully completing the acquisition or merger of the Corporation or its subsidiaries with the interested party. The schedule is as follows:

2) 0.75% paid in Cash or equivalent if the evaluation is above $50,000,000
3) 0.5% paid in Cash or equivalent if the evaluation is above $80,000,000
4) 0.4% paid in Cash or equivalent if the evaluation is above $125,000,000
5) 0.35% paid in Cash or equivalent if the evaluation is above $200,000,000

14- Milestone compensation:

MT shall be entitled to a commission based on thresholds reached for licenses sold. The commission is payable upon licenses being paid for by the combined aggregate number of clients of the Corporation and its subsidiary companies. The commission is payable in Cash. MT may opt at their discretion to be paid in common shares of the Corporation at a price equivalent to a 35 day trading period average calculated prior to the date of payment at the maximum discount allowable by the SEC, OTC Markets or similar exchange. The commission schedule is as follows:

Milestone Compensation Schedule in Canadian Dollars

1) 20,000 Active Merchants	$5000 Bonus
2) 50,000 Active Merchants	$10,000 Bonus
3) 100,000 Active Merchants	$15,000 Bonus
4) per additional thereafter 50,0000 active merchants	$4500 Bonus

15- Contractual Agreements & Signing Authority

In the scope of its mandate, MT shall have the authority to bind the Corporation by signing contractual agreements, letters of intent, memorandums of understandings, nondisclosure documents, including but not limited to definitive agreements on behalf of the Corporation or its subsidiaries. MT agree to act on the best interest of the Corporation or its subsidiaries. The authorized parties designated are on behalf of Variance Strategu LLC -Mr. Massimo Barone, Mr. Paolo Continelli and 3rd party designated of SMKG being Mr. Michele Tasillo.

16- Limitation of liability

MT shall not be liable to Corporation for any loss incurred in the performance of their mandate and services pursuant hereto, unless caused by MT's intentional misconduct. Corporation agrees, at is sole defense, to indemnify and defend MT and MT from and against any damages, claims or suits by third parties against MT arising from the performance of MT's mandate and services unless caused by their intentional misconduct which is deliberately harmful to the company.

17- Right to Veto on hiring or firing

MT shall have no right of VETO on any firing or hiring of staff during the Term of this Agreement.

18- Non- Compete

MT, after termination of this Agreement, undertake for a period of five (5) months to not directly or indirectly compete with the Corporation or work for or alongside any competitors of the Corporation. MT agree for the same period outlined above, to not directly or indirectly solicit any of the Corporation's employees, for their personal use or the use of a third party. The terms of this clause shall also apply for the duration of the Term and any renewal term thereafter.

19- Poison Pill in case of Hostile takeover

MT shall develop with the assistance of the Board of Directors a poison pill in the event of a hostile takeover bid. MT shall have veto on its text.

Obligations of MT

MT agrees to manage on a day to day basis the operations of the Corporation and its subsidiaries in a lawful manner and with proper conduct and diligence. MT shall designate the roles of each individual manager or supervisor and elaborate what their tasks will be in such a manner that all managers and supervisors will operate and manage the business and clients with the best of intent and good will.
MT shall continuously keep track of any material change of events and promptly advise the Board of directors of such material change that may or may not materially adversely or positively affect the Corporation.

20- Marketing and Product Support

MT will on a best efforts basis market and sell the Corporation's products and services and comply with the policies, programs, and requirements regarding marketing and product support as may be communicated by the Corporation. MT shall respect the terms and guidelines to be developed and provided, however, in order to avoid conflict among Corporation's distribution channels, all such marketing and sales efforts require the prior written authorization from the Corporation's C.E O and second officer.

21- Advertising

MT will develop a marketing and sales strategy for Acquirers, Processors, Banks, Telecoms, ISO`s, Distributors and other reasonable sales channels which are beneficial to the Corporation.

22- Presentations and Planning

In order to compete with major software or tech companies on an international level, MT will develop oral and visual presentations describing the Corporation's products, plans, and business.

23- Creation of customer support channels

MT shall use their best efforts to create a customer support channels and services and shall ensure that the service reseller(s) shall:

a) Supply Corporation with such data as Corporation requests regarding sales to customers for Corporation's own reporting purposes;

b) Participate fully in Corporation campaigns to notify customers of any retrofit or recall of Corporation Products;

c) Use only Corporation-approved vendors, servicing and maintenance of Corporation Products it provides under warranty; and

d) Comply with laws and regulations applicable to in the jurisdictions of the territory being solicited and operating.

24- Expenses

The Corporation agrees to pay the following expenses to MT related to the performance of its mandate and services rendered to the Corporation and/or its subsidiaries pursuant to this Agreement:

1) Travel

When MT or MT are required to travel anywhere in North America (excluding Quebec) or within a 200 km radius), the standard fee shall be fixed at $ 250.00 USD per day plus hotel, food and beverage. For all other travels outisde North America, MT or MT shall be entitled to a maximum of $550.00 USD per day billing for up to 6 days, should the travels require more than 6 days – each additional day will be billed at $ 750.00 USD per day plus hotel, food and beverage.

2) Mobility

MT shall be entitled to expense a maximum of $ 150.00 USD per month for North American calls and a maximum of $300.00 USD per month for calls outside North America.

3) Car

MT shall be entitled to expense the lesser of i) up to $100.00 monthly for the use of personal vehicles to a maxium of 1 for the company or ii) opt to invoice $0.20 per km per month. Should Barone and/or Continelli choose to rent a car for business travels the Corporation will incur the cost of a medium size luxury sedan.

25- Billing solution

MT will keep the Corporation informed of customer support policies and procedures, and agree to follow such policies and procedures to resolve any customer support issues to minimize any liabilities if incurred. MT strategy or MT agree to create operating guidelines for general staff and administration.

26- Termination for Cause

This Agreement may be terminated for cause upon written notice:

a) By either party upon [120] days' written notice if the other commits a material breach of the Agreement and fails to cure it within the [90] days. In such event, the termination must have the approval of the majority of the Board of Directors.

27- Effects of Termination

a) The termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith;

b) Upon termination, MT shall immediately stop all marketing, promotion, advertising or reference to Corporation products and shall have no further rights to use Corporation's marketing, promotion or advertising materials or other resources if paid in full and no disputes subsist between Parties;

c) In the event of termination by the Corporation for cause or without, MT shall be entitled to receive 1 years management fee as per section 9 of this Agreement: Fifty Thousand Dollars ($50,000.00) USD in Cash or Five One Hundre Twenty Five Thousand Dollars

($1250,000.00) USD in Common Stock of the Corporation with the applicable allowable discount at the time of issuance and no additional restrictions on the security. At the option of MT or MT, said payment can be paid 25% in cash and the balance in common shares of the Corporation. The amount payable will be based on the 4th year remuneration schedule. In the event MT or MT opt for common shares as compensation, the price at which to convert shall be as follows: a price equivalent to a 35 day trading period average calculated prior to the date of termination at the maximum discount allowable by the OTC or similar exchange.

28- Confidentiality

Confidential information is the exclusive property of the Corporation. For the entire duration of this Agreement and for a period of Six (6) months thereafter, MT agree that any information received by MT and MT during any furtherance of their obligations in accordance with this Agreement, which concerns namely the personal, financial or other affairs of the Corporation will be treated by MT and MT in full confidence and will not be revealed to any other persons, firms or organizations. For the purpose of clarity, MT agree that any information received by them is private, internal and the proprietary of the Corporation and that MT will not disclose any confidential information to the benefit of any third party nor make use of same for MT and MT's own purposes.

29- Notices

Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile, other electronic means or nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof, and shall be deemed given when personally delivered, when sent electronically or [2] business day after being sent by overnight courier.

To: Mr Michele Tasillo
6244 29th Ave Montreal
Quebec, H1T 3H2
miketasillo@hotmail.com

To: SmartCard Marketing Systems Inc.(SMKG :OTC)

20c Trolley Square,
Wilmington, De USA 19806
1 844 THE PAYMENT

30- Assignment.

Neither party may assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without the other party's prior written consent. Any attempted assignment or delegation without such consent shall be null and void.

31- Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and assigns of the parties.

32- Miscellaneous provisions

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto. This Agreement may be modified only by written agreement signed by the parties.

Language. The parties hereto have explicitly requested and hereby accept that this Agreement be drawn up in English. Les parties aux présentes ont expressément demandé et acceptant par les présentes que le présent document soit rédigé en anglais.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitues one agreement.

Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the Province of Québec.

Severable provisions. If any provision of this Agreement to any extent, be declared invalid or unforceable, the remainder of this Agreement other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision shall be separately valid and enforceable to the fullest extent permitted by law.

Acknowledgement. The parties acknowledge that they have read and understand this Agreement, and agree to be bound by its terms and conditions.

AND THE PARTIES HAVE SIGNED ON THIS 02nd OF Jan 2018

Appointee Michele Tasillo

____

Michele (Mike) Tasillo
514 262 5557
Mtasillo@smartcardmarketingsystems.com
6244 29th Ave , Montreal,
Qc H1T 3H2 Canada

SmartCard Marketing Systems Inc.

____

Massimo Barone, Founder / Director
514 386 6307
Mbarone@smartcardmarketingsystems.com
20c Trolley Square Wilmington, De
USA, 19806

SmartCard Marketing Systems Inc.

____

Paolo Continelli, Founder / Director
514 947 1156
pcontinelli@smartcardmarketingsystems.com
20c Trolley Square Wilmington, De
USA, 19806